EXHIBIT 10.13

LEASE

     THIS LEASE is entered into this 1st day of April 2003, between DuPont & Fust Real-estate Ventures, LLC hereinafter “Landlord”, and SinoFresh HealthCare, Inc. hereinafter “Tenant”.

     WITNESSETH, that the Landlord does hereby lease unto Tenant the herein described premises upon the terms and conditions set forth:

1.	Leased Premises. The premises leased hereunder are described as an office and warehouse comprising a 10,000 square foot area located at 516 Paul Morris Dr., Englewood, Florida.

2.	Term. The term of this Lease shall be for five (5) years commencing April 1, 2003, and terminating March 31, 2008, unless sooner terminated or renewed as hereinafter provided. The rental rate to be $4,998.00. Tenant should be liable for all applicable sales and property taxes, utility expenses, maintain the property including all minor repairs and lawn maintenance. The tenant will maintain a personal injury insurance policy. The Landlord shall be liable all major repairs, property insurance that covers casualty and liability. The Landlord will provide all additions and/or improvements to the property. All major improvements are subject to rent increases proportionate to the improvements.

3.	Rent. Tenant agrees to pay Landlord as monthly base rent hereunder the sum of $4,998.00. All rent payments will be paid in advance to DuPont & Fust Real Estate Ventures, LLC on the 1st day of each month. Without limiting any other remedies of landlord hereunder, Tenant agrees that any rent payment which is not paid within five (5) days of the due date will be obligate Tenant to pay Landlord a late payment fee of $30.00 per day calculated from the original due date of the rental payment until paid in full.

4.	Default. If any payment of rent or any other sum herein provided to be paid by Tenant shall not be made within five (5) days after the same severally becomes due, without further demand or notice, or if Tenant shall remain in default under any other condition of this Lease for a period of ten (10) days after written notice from landlord, or should any other person than Tenant secure possession of the premises or any part thereof by reason of any sublease or assignment without landlord’s written consent, or on account of receivership, bankruptcy proceedings or other operation of law in any manner whatsoever, then Tenant covenants that the entire rent for the term of this lease shall become immediately due and payable and recoverable forthwith by Landlord in which case Tenant agrees to pay all costs of collection of such rent or other sums as may be due including reasonable attorney’s fees. In addition, Landlord shall have all statutory, common law, and equitable remedies provided for by law in the event of Tenant’s default under any of the terms and conditions of this lease.

It is expressly agreed that in the event of default by Tenant hereunder, Landlord shall have a lien upon all goods, chattels or personal property of my description belonging to Tenant which are placed in or become a part of the leased premises, as security for rent due and to become due for the remainder of the Lease term, which lien shall not be in lieu of or in any way affect any statutory Landlord’s lien given by law, but shall be cumulative thereto, and Tenant hereby grants to Landlord a security interest in all such personal property placed in said leased premises for such purposes.

5.	Use of Premises. The leased premises shall be used by Tenant as an office and warehouse and for no other purpose or use unless Landlord shall consent in writing to some other specific use. Tenant shall make no unlawful or offensive use of the premises and shall abide by all statutes, ordinances, rules or regulations of any governmental authority that may be applicable to the operation of the commercial business permitted by this Lease. Tenant shall not do or permit to be done any act or thing that may constitute a nuisance or which may void or make voidable any insurance of such premises against fire or other hazards or may result in increased or extra premiums for any insurance.

6.	Assignment and Subletting. Tenant covenants and agrees that he will not assign this Lease or sublet any part of the demised premises without the prior express written consent and approval of Landlord.

7.	Maintenance. Tenant will maintain and repair the interior of the building. Landlord will maintain parking lot, yard and exterior of the building.

8.	Insurance. Tenant agrees to carry casualty insurance insuring the leased premises and equipment against loss by fire, flood, windstorm or other casualty in an amount equal to the full insurable value of the property, naming the Landlord as an additional insured. Tenant further agrees to purchase and maintain in force during the term of this Lease or any renewal or extension hereof, public liability insurance through an insurance company approved by landlord, adequate to protect against liability or damage claimed through public use of or arising out of, accidents occurring in or around the leased premises in a minimum amount of 1,000,000.00 for each person injured, 1,000,000.00 for any one accident, and 500,000.00 for property damage. In addition, Tenant shall carry full coverage casualty insurance on Tenant’s goods and equipment kept on the leased premises. All costs of such insurance shall be at the expense of the Tenant.

Such insurance policy or policies shall provide coverage for landlord’s contingent liability on such claims or losses. Tenant further agrees that all policies shall contain a written commitment from insurer to notify Landlord in writing at least thirty (30) days prior to the cancellation or refusal to renew any policy. Tenant shall provide Landlord with a copy of each policy as and when issued by the insurer. In the event Tenant shall fail to keep all required insurance policies in full force and effect during the entire term of this Lease, and any extension or renewal thereof, Landlord may procure the necessary insurance required by this Lease, and any premiums paid by Landlord shall be immediately due as additional rent and failure to make such payments upon demand shall be deemed a default under the terms of this Lease.

9.	Alterations and Construction. Tenant shall make no alterations in or additions to the leased premises without the prior express written consent of Landlord. All purposed the Landlord must approve alterations and construction. The landlord has the right to conduct all leasehold improvements at the request of the tenant. The landlord must receive written consent to conduct the improvements.

10.	Destruction of Premises. In the event that the premises shall be destroyed or so damaged by fire or other casualties as to be rendered as not tenantable by Tenant then it shall be optional with either party consider this lease as terminated.

11.	Utilities. Tenant agrees to pay for all utilities provided to the leased premises including water, sewer, refuse collection and electric. Landlord shall not be responsible for interruption of utility services to the leased premises.

12.	Condition of Premises. Tenant acknowledges that it has inspected the leased premises and agrees to accept the leased premises in as is condition and acknowledges that Landlord has made no representations or guarantees as to condition of the building or the balance of the leased premises.

13.	Indemnity. Tenant shall indemnify and save Landlord harmless from all fines, suits, proceedings, claims and actions of any kind by Tenant or any other person arising by reason of any breach or nonperformance of any covenant or condition hereof. Landlord shall not be liable to Tenant for any damage sustained by it due to defects or changes in condition in the premises, or any part of the premises, of which the leased premises are a part, nor to any person, nor to any goods or things of any person by reason of any cause whatsoever, relating to or occurring in or on the leased premises, or any other portion of the building of which the leased premises are a part. Tenant shall defend any and all actions, suits or proceedings which may be brought against landlord or in which Landlord may be impeded or joined with others arising out of or in any way associated with Tenant’s use or occupancy of the leased premises and shall satisfy, pay and discharge any and all judgments, orders and decrees that may be recovered against Tenant or Landlord in any such action or proceedings.

14.	Termination. Upon termination of this lease, Tenant shall vacate the premises and deliver possession of the same to Landlord with all improvements and fixtures located on or about the leased premises in working order and in as good a condition as when the same were installed, reasonable wear and tear excepted.

15.	Subordination by Tenant. Tenant agrees that he will, upon request of Landlord, at all times during the Lease, execute such instruments and documents as may be required by Landlord for the purpose of subordinating Tenant’s interest to the lien of any mortgage or mortgages, or renewal, replacement or extension thereof, which the Landlord may desire to place against said premises, however, that such action shall not require the payment of any money by Tenant other than as provided by the terms of this Lease.

16.	Notices. Notices required or permitted to be given under law or under the terms of this Lease shall be delivered as follows unless changed in writing by either party.

TO LANDLORD:

DuPont & Fust Real Estate LLC 512 Valencia Rd. Venice, Florida 34292

TO TENANT:

SinoFresh HealthCare, Inc. Paul Morris Dr. Englewood, FL

17.	Attorney’s Fees. In the event Tenant breaches any of the terms of this agreement whereby the Landlord employs attorneys at law to protect or enforce its right hereunder, Tenant agrees to pay all reasonable attorneys’ fees, including appellate fees, if any, so incurred by Landlord.

18.	Miscellaneous Provisions. This agreement may not e modified or amended except in writing signed by both parties. The agreement is binding upon the heirs, successors and assigns of the parties. Time is of the essence of this agreement.

19.	In the event SinoFresh HealthCare, Inc., is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and SinoFresh HealthCare, Inc., agrees to ensure that the transferee or surviving company is bound by provisions of this agreement.

     IN WITNESS WHEREOF the parties have hereunto set their hands and seals the day and year first above written.

Executed in our presence:	LANDLORD

[Illegible]

[Illegible]

As to Landlord

TENANT

[Illegible]

[Illegible]

As to Tenant